                                                                     Exhibit 5.2

                         [Letterhead of Bonn & Schmitt]


                                        CARRIER1 INTERNATIONAL S.A
                                        3 route d'Arlon

                                        L-8009 LUXEMBOURG



                                        June 25, 1999

                    RE.: REGISTRATION STATEMENT ON FORM S-4
                   OF CARRIER1 INTERNATIONAL S.A. ("CARRIER1")
                          (REGISTRATION NO. 333-75195)

Ladies and Gentlemen:

     We have acted as special Luxembourg counsel to Carrier1 International S.A., a SOCIETE ANONYME organized under the laws of the Grand Duchy of Luxembourg ("Carrier1"), in connection with the preparation and filing with the Securities and Exchange Commission (the "Commission") under the
Securities Act of 1933, as amended (the "Act"), of a Registration Statement on Form S-4 (as amended to the date hereof, the "Registration Statement"), which includes a Prospectus (the "Prospectus") relating to the proposed offering of (i) $160,000,000 aggregate principal amount of Carrier1's 13 1/4% Senior Dollar Notes Due 2009 (such Dollar Notes collectively, the "New Dollar Notes"), which are to be registered under the Act pursuant to the Registration Statement, in exchange for an equal principal amount of Carrier1's outstanding 13 1/4% Senior Dollar Notes Due 2009 (the "Existing Dollar Notes") and (ii) 85,000,000 aggregate principal amount of Carrier1's
13 1/4% Senior Euro Notes Due 2009 of Carrier1 (such Euro Notes collectively, the "New Euro Notes," and together with the New Dollar Notes, the "New
Notes") which are to be registered under the Act pursuant to the Registration Statement, in Exchange for an equal principal amount of Carrier1's outstanding 13 1/4% Senior Euro

Notes Due 2009 (the "Existing Euro Notes" and, together with the Existing Dollar Notes, the "Existing Notes"). The New Dollar Notes are to be issued pursuant to the Dollar Notes Indenture, dated as of February 19, 1999 (the "Dollar Notes Indenture"), between Carrier1 and The Chase Manhattan Bank, as trustee (the "Dollar Notes Trustee"). The New Euro Notes are to be issued pursuant to the Euro Notes Indenture, dated as of February 19, 1999 (the "Euro Notes Indenture" and, each of the Dollar Notes Indenture and the Euro Notes Indenture, an "Indenture"), between Carrier1 and The Chase Manhattan Bank, as trustee (the "Euro Notes Trustee" and, each of the Dollar Notes Trustee and the Euro Notes Trustee, a "Trustee").

     Words not otherwise defined herein shall the meaning ascribed to them in the Indentures.

     We have examined the following:

     1.    the Indentures;

     2. resolutions adopted at a meeting of the Board of Directors of Carrier1 held on February 11, 1999;

     3.    the articles of incorporation of Carrier1; and

     4.    such other documents as we have deemed necessary.

     The Indentures and the New Notes are together referred to as the "Issue Documents".

     For the purposes of this opinion, we have assumed:

     (a) that the execution, delivery and performance of the Issue Documents are within the corporate power and authority of the parties thereto, other than Carrier1, and that these Issue Documents have been duly authorized, executed and delivered by, and are binding upon, all such parties, other than Carrier1;

     (b) that the New Notes will be duly authenticated by the relevant Trustee in the manner provided in the applicable Indenture;

     (c) the genuineness of all signatures on all documents and the completeness, and the conformity to original documents, of all copies submitted to us;

     (d) that all authorizations and consents of any public authority of any country other than the Grand-Duchy of Luxembourg which may be required in connection with the execution, delivery and performance of the Indentures and the issuance of the New Notes have been or will be obtained;

     (e) that the documents are substantially in the form of the drafts or copies we have examined; and

     (f) the legality, validity and enforceability of the Issue Documents under their governing laws (other than the laws of Luxembourg).

     On the basis of the foregoing and subject to the limitations, qualifications and assumptions set forth herein, we are, as of the date hereof, of the opinion that:

     (i) Carrier1 has been duly incorporated and is validly existing under the laws of Luxembourg;

     (ii) Carrier1 had and has the corporate power and authority to execute, deliver and perform its obligations under the Issue Documents;

     (iii) Each Indenture has been duly authorized, executed and delivered by Carrier1;

     (iv) Carrier1 has taken all necessary corporate action to duly authorize its execution, issuance and delivery of the New Notes pursuant to the exchange offer described in the Registration Statement; and

     (v) No Luxembourg governmental authorization is required to effect payments of principal, premium, if any, and interest (including any Additional Amounts due and payable thereon) on the New Notes.

     We consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the heading "Legal Matters" in the Prospectus. In giving such consent, we do not hereby concede that we are within the category of persons whose consent is required under
Section 7 of the Act or the rules and regulations of the Commission thereunder.

     This opinion is strictly limited to the matters of Luxembourg law stated herein and is not to be read as extending by implication to any other matters.

     This opinion is governed by Luxembourg law and the Luxembourg courts have exclusive jurisdiction in respect thereto.


                                       Yours faithfully,



                                       /s/ Alex Schmitt    /s/ Laurent Lazard

                                       BONN & SCHMITT